Exhibit 99.1

Radian Announces Third Quarter 2020 Financial Results

-- GAAP net income of $135.1 million, or $0.70 per diluted share --

-- New Insurance Written of $33.3 billion, setting company record for quarterly flow mortgage insurance --

-- Primary new defaults decrease 67.5% quarter-over-quarter to 20,508, default rate declines to 5.9% --

-- PMIERs Available Assets of $4.5 billion, or $970.3 million (or 28% ) in excess of Minimum Required Assets --

-- Total Holding Company Liquidity of $1.4 billion --

-- Book value per share grows 11% year-over-year to $21.52 --

-- In October 2020, enhanced risk profile and improved capital position with closing of $390.3 million ILN transaction --

PHILADELPHIA--(BUSINESS WIRE)--November 4, 2020--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended September 30, 2020, of $135.1 million, or $0.70 per diluted share. This compares to net income for the quarter ended September 30, 2019, of $173.4 million, or $0.83 per diluted share.

Key Financial Highlights (dollars in millions, except per-share data)

	Quarter Ended	Quarter Ended	Quarter Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Net income (loss) (1)	$135.1	$(30.0)	$173.4
Diluted net income (loss) per share	$0.70	$(0.15)	$0.83
Consolidated pretax income (loss)	$161.2	$(42.2)	$217.7
Adjusted pretax operating income (loss) (2)	$145.0	$(88.5)	$212.7
Adjusted diluted net operating income (loss) per share (2)	$0.59	$(0.36)	$0.81
Return on equity (1)(3)	13.3%	(3.1)%	18.0%
Adjusted net operating return on equity (2)	11.3%	(7.1)%	17.4%
Book value per share (4)	$21.52	$20.82	$19.40
PMIERs Available Assets (5)	$4,468.5	$4,228.9	$3,371.0
PMIERs excess Available Assets (6)	$970.3	$1,002.4	$652.0
Total Holding Company Liquidity (7)	$1,375.6	$1,403.1	$998.2
Excess Available Resources to Support PMIERs (8)	$2,310.9	$2,370.5	$1,616.0
Total investments	$6,584.6	$6,431.4	$5,533.7
New Insurance Written (NIW) - mortgage insurance	$33,320	$25,459	$22,037
Primary mortgage insurance in force	$245,467	$241,306	$237,158
Net premiums earned - mortgage insurance	$283.4	$247.6	$277.6
New defaults (9)	20,508	63,005	10,562
Percentage of primary loans in default (10)	5.9%	6.5%	1.9%
Provision for losses - mortgage insurance	$87.8	$304.0	$29.1
Mortgage insurance loss reserves	$821.7	$735.0	$394.1

(1)

Net income for the third quarter of 2020 includes a $17.7 million pretax net gain on investments and other financial instruments. Net loss for the second quarter of 2020 includes a $47.3 million pretax net gain on investments and other financial instruments. Net income for the third quarter of 2019 includes: (i) a $5.9 million loss on extinguishment of debt and (ii) a $13.0 million pretax net gain on investments and other financial instruments.

(2)

Adjusted results, including adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and a reconciliation of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated by dividing annualized net income (loss) by average stockholder's equity, based on the average of the beginning and ending balances for each period presented.
(4)

Accumulated other comprehensive income (loss) impacted book value per share by $1.21 per share as of September 30, 2020, $1.11 per share as of June 30, 2020 and $0.62 per share as of September 30, 2019.

(5)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(6)	Represents Radian Guaranty’s excess or "cushion" of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(7)	Represents Radian Group's total liquidity, including the $35 million minimum liquidity requirement and available capacity under its unsecured revolving credit facility.
(8)	Represents the sum of: (1) PMIERs excess Available Assets and (2) Total Holding Company Liquidity, net of the $35 million minimum liquidity requirement under the unsecured revolving credit facility.
(9)	Represents new defaults in the number of loans reported during the period on loans related to primary mortgage insurance policies.
(10)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Adjusted pretax operating income for the quarter ended September 30, 2020, was $145.0 million, compared to $212.7 million adjusted pretax operating income for the quarter ended September 30, 2019. Adjusted diluted net operating income per share for the quarter ended September 30, 2020, was $0.59, compared to adjusted diluted net operating income per share of $0.81 for the quarter ended September 30, 2019.

Book value as of September 30, 2020, was $4.1 billion, an increase of 5 percent compared to $3.9 billion as of September 30, 2019. Book value per share as of September 30, 2020 was $21.52, an increase of 11 percent compared to $19.40 as of September 30, 2019.

“Our results for the third quarter were again impacted by the challenging COVID-19 pandemic environment, however we are encouraged by signs of improvement in the economy, the strength of the overall housing market and continued positive default trends within our mortgage insurance portfolio," said Radian’s Chief Executive Officer Rick Thornberry. "We reported net income of $135 million, wrote record volume of new primary mortgage insurance business of $33 billion and grew book value per share by 11% year-over-year, which reflects the strength and momentum of our businesses as well as the commitment of our team during this unprecedented time.”

Thornberry added, "While we expect the timeline for the ultimate resolution of pandemic-related defaults to span multiple years, we believe that our current capital resources combined with the continued future financial contribution from our valuable insurance portfolio positions us well both today and in the future. At Radian we are proud of being able to support the real estate and mortgage markets as the pandemic has not eased the need for affordable mortgage options or the desire for many Americans to realize the dream of homeownership.”

THIRD QUARTER HIGHLIGHTS

  NIW was $33.3 billion for the quarter, representing an increase of 31 percent compared to $25.5 billion in the second quarter of 2020 and an increase of 51 percent compared to $22.0 billion in the third quarter of 2019.
    Of the $33.3 billion in NIW in the third quarter of 2020, 90 percent was written with monthly and other recurring premiums, compared to 85 percent in the second quarter of 2020, and 85 percent in the third quarter of 2019.
    Refinances accounted for 30 percent of total NIW in the third quarter of 2020, compared to 44 percent in the second quarter of 2020 and 19 percent in the third quarter of 2019.
  Primary mortgage insurance in force increased 1.7 percent to $245.5 billion as of September 30, 2020, compared to $241.3 billion as of June 30, 2020, and increased 3.5 percent compared to $237.2 billion as of September 30, 2019. The year over year increase included a 10.0 percent increase in monthly premium insurance in force and a 12.7 percent decline in single premium insurance in force.
    Persistency, which is the percentage of mortgage insurance that remains in force after a 12-month period, was 65.6 percent as of September 30, 2020, compared to 70.2 percent as of June 30, 2020, and 81.5 percent as of September 30, 2019.
    Annualized persistency for the three months ended September 30, 2020 was 60.0 percent, compared to 63.8 percent for the three months ended June 30, 2020, and 75.5 percent for the three months ended September 30, 2019.
  Net mortgage insurance premiums earned were $283.4 million for the quarter ended September 30, 2020, compared to $247.6 million for the quarter ended June 30, 2020, and $277.6 million for the quarter ended September 30, 2019. Net mortgage insurance premiums earned for the third quarter of 2020 increased as compared to the second quarter primarily due to a decrease in ceded premiums, net of profit commissions, of $23.9 million. This decrease in ceded premiums was primarily related to an adjustment to accrued profit commissions due to increased losses in the second quarter of 2020, as well as an increase in single premium policy cancellations of $15.6 million.
    Mortgage insurance in force premium yield was 43.2 basis points in the third quarter of 2020, compared to 44.3 basis points in the second quarter of 2020 and 47.4 basis points in the third quarter of 2019.
    The impact of single premium cancellations on premium yield before consideration of reinsurance represented 10.7 basis points in the third quarter of 2020, compared to 8.2 basis points in the second quarter of 2020, and 4.6 basis points in the third quarter of 2019.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 46.6 basis points in the third quarter of 2020. This compares to 41.0 basis points in the second quarter of 2020, and 47.5 basis points in the third quarter of 2019.
    Additional details regarding premiums earned may be found in Exhibit D.
  Mortgage insurance provision for losses was $87.8 million in the third quarter of 2020, compared to $304.0 million in the second quarter of 2020 and $29.1 million in the third quarter of 2019. The increase in the third quarter of 2020, compared to the third quarter of 2019, was primarily related to the increase in the number of new defaults, which include defaults of loans subject to forbearance programs implemented in response to the COVID-19 pandemic. The number of new defaults increased significantly during the second quarter of 2020, and while the new defaults during the third quarter remained elevated compared to levels before the pandemic, they decreased 67.5 percent from the prior quarter.
    The number of primary delinquent loans was 62,737 as of September 30, 2020, compared to 69,742 as of June 30, 2020 and 20,184 as of September 30, 2019.
    The primary default rate was 5.9 percent in the third quarter of 2020, compared to 6.5 percent in the second quarter of 2020, and 1.9 percent in the third quarter of 2019.
    The gross default to claim rate assumption for new primary defaults was 8.5 percent at September 30, 2020, compared to 8.5 percent in the second quarter of 2020, and 7.5 percent in the third quarter of 2019.
    The loss ratio in the third quarter of 2020 was 31.0 percent, compared to 122.8 percent in the second quarter of 2020, and 10.5 percent in the third quarter of 2019.
    Mortgage insurance loss reserves were $821.7 million as of September 30, 2020, compared to $735.0 million as of June 30, 2020, and $394.1 million as of September 30, 2019.
    Total mortgage insurance claims paid were $10.8 million in the third quarter of 2020, compared to $22.8 million in the second quarter of 2020, and $36.7 million in the third quarter of 2019.
  Radian's Real Estate segment offers a broad array of title, valuation, asset management and other real estate services to market participants across the real estate value chain.
    Total Real Estate segment revenues for the third quarter of 2020 were $33.3 million, compared to $26.1 million for the second quarter of 2020, and $30.1 million for the third quarter of 2019.
    Adjusted earnings before interest, income taxes, depreciation and amortization and corporate allocations (Real Estate adjusted EBITDA) for the quarter ended September 30, 2020 was a loss of $1.4 million, compared to a loss of $0.7 million for the quarter ended June 30, 2020, and income of $0.9 million for the quarter ended September 30, 2019. Additional details regarding the non-GAAP measure Real Estate adjusted EBITDA may be found in Exhibits F and G.
  Other operating expenses were $69.4 million in the third quarter of 2020, compared to $60.6 million in the second quarter of 2020, and $76.4 million in the third quarter of 2019.
    The increase in operating expenses in the third quarter of 2020, compared to the second quarter of 2020, was driven primarily by an adjustment in the second quarter which reduced share-based incentive compensation expense for that period. The decrease in operating expenses in the third quarter of 2020, compared to the third quarter of 2019, was driven primarily by an increase in ceding commissions as well as lower incentive compensation expense.

CAPITAL AND LIQUIDITY UPDATE

  At September 30, 2020, Excess Available Resources to Support PMIERs were $2.3 billion, or 67 percent above Radian Guaranty's Minimum Required Assets of approximately $3.5 billion.

Radian Group

  As of September 30, 2020, Radian Group maintained $1.1 billion of available liquidity. Total liquidity, which includes the company’s existing $267.5 million unsecured revolving credit facility, was $1.4 billion as of September 30, 2020. Both available liquidity and total liquidity include the minimum liquidity requirement under the Company's unsecured revolving credit facility of $35 million.
  On August 12, 2020, Radian Group’s board of directors authorized a regular quarterly dividend on its common stock in the amount of $0.125 per share and the dividend was paid on September 4, 2020.

Radian Guaranty

  At September 30, 2020, Radian Guaranty’s Available Assets under the Private Mortgage Insurer Eligibility Requirements (PMIERs) totaled approximately $4.5 billion, resulting in an excess or “cushion” of approximately $970.3 million, or 28 percent above its Minimum Required Assets of approximately $3.5 billion.
  As of September 30, 2020, 53 percent of Radian Guaranty's primary mortgage insurance risk in force is subject to some form of risk distribution, providing a $1.3 billion reduction of Minimum Required Assets under PMIERs.

RECENT EVENTS

Insurance-Linked-Note

As previously announced, in October 2020, Radian Guaranty entered into its fourth fully collateralized mortgage insurance-linked-note (ILN) reinsurance transaction, in which the company obtained $390.3 million of credit risk protection from Eagle Re 2020-2 Ltd. (Eagle Re) through the issuance by Eagle Re of ILNs to eligible third-party capital markets investors in an unregistered private offering. Eagle Re is a special purpose insurer domiciled in Bermuda and is not a subsidiary or affiliate of Radian Guaranty. Radian Guaranty's related PMIERs credit under this ILN transaction remains subject to GSE approval. As of September 30, 2020, after consideration of the October ILN transaction described above:

  Radian Guaranty's Minimum Required Assets would have decreased to approximately $3.1 billion, which would have resulted in an increase in PMIERs excess Available Assets or "cushion" to $1.3 billion, or 42 percent.
  Radian Guaranty's primary mortgage insurance risk in force that is subject to some form of risk distribution would have increased to 74 percent, providing a $1.7 billion reduction of Minimum Required Assets under PMIERs.

Radian Guaranty Operating Statistics for October 2020

The information below includes total new primary defaults, which include defaults under forbearance programs in response to the COVID-19 pandemic, as well as cures, claims paid and rescissions/denials. The information regarding new defaults and cures is reported to Radian Guaranty from loan servicers. We consider a loan to be in default for financial statement and internal tracking purposes upon receipt of notification by servicers that a borrower has missed two monthly payments. Default reporting, particularly on a monthly basis, may be affected by several factors, including the date on which the loan servicer’s report is generated and transmitted to Radian Guaranty, the impact of updated information submitted by servicers and the timing of servicing transfers.

	October 2020	September 2020	August 2020	July 2020
Beginning primary default inventory (# of loans)	62,737	64,888	67,433	69,742
New defaults	5,086	5,858	6,173	8,477
Cures	(8,140)	(7,935)	(8,670)	(10,678)
Claims paid (1)	(78)	(85)	(63)	(92)
Rescissions and Claim Denials, net (2)	(1)	11	15	(16)
Ending primary default inventory	59,604	62,737	64,888	67,433
(1)	Includes those charged to a deductible under pool insurance arrangements, as well as commutations.
(2)	Net of any previous Rescissions and Claim Denials that were reinstated during the period. Such reinstated Rescissions and Claim Denials may ultimately result in a paid claim.

CONFERENCE CALL

Radian will discuss third quarter financial results in a conference call on Thursday, November 5, 2020, at 1:00 p.m. Eastern time. The conference call will be broadcast live over the Internet at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The call may also be accessed by dialing 800.447.0521 inside the U.S., or 847.413.3238 for international callers, using passcode 49984800.

A digital replay of the webcast will be available on Radian’s website approximately two hours after the live broadcast ends for a period of two weeks at https://radian.com/who-we-are/for-investors/webcasts, using passcode 49984800.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Real Estate segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Real Estate adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Real Estate adjusted EBITDA margin is calculated by dividing Real Estate adjusted EBITDA by GAAP total revenue for the Real Estate segment. Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Real Estate segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com to learn more about how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENT (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income (Loss) Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Supplemental Information
Default Statistics
Exhibit L:	Mortgage Supplemental Information
Reinsurance Programs

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Trend Schedule Exhibit A

	2020			2019
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Revenues:
Net premiums earned	$286,471	$249,295	$277,415	$301,486	$281,185
Services revenue	33,943	28,075	31,927	40,031	42,509
Net investment income	36,255	38,723	40,944	41,432	42,756
Net gains (losses) on investments and other financial instruments	17,652	47,276	(22,027)	4,257	13,009
Other income	913	1,072	822	818	879
Total revenues	375,234	364,441	329,081	388,024	380,338

Expenses:
Provision for losses	88,084	304,418	35,951	34,619	29,231
Policy acquisition costs	10,166	6,015	7,413	6,783	6,435
Cost of services	24,353	17,972	22,141	27,278	29,044
Other operating expenses	69,377	60,582	69,110	80,894	76,384
Interest expense	21,088	16,699	12,194	12,160	13,492
Loss on extinguishment of debt	—	—	—	—	5,940
Impairment of goodwill	—	—	—	4,828	—
Amortization and impairment of other acquired intangible assets	961	979	979	15,823	2,139
Total expenses	214,029	406,665	147,788	182,385	162,665

Pretax income (loss)	161,205	(42,224)	181,293	205,639	217,673
Income tax provision (benefit)	26,102	(12,273)	40,832	44,455	44,235
Net income (loss)	$135,103	$(29,951)	$140,461	$161,184	$173,438

Diluted net income (loss) per share	$0.70	$(0.15)	$0.70	$0.79	$0.83

Radian Group Inc. and Subsidiaries Net Income (Loss) Per Share Trend Schedule
Exhibit B

	The calculation of basic and diluted net income (loss) per share was as follows:

	2020			2019
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net income (loss)—basic and diluted	$135,103	$(29,951)	$140,461	$161,184	$173,438

Average common shares outstanding—basic (1)	193,176	193,299	200,161	203,431	203,107
Dilutive effect of share-based compensation arrangements (2)	980	—	1,658	1,734	5,584
Adjusted average common shares outstanding—diluted	194,156	193,299	201,819	205,165	208,691

Basic net income (loss) per share	$0.70	$(0.15)	$0.70	$0.79	$0.85

Diluted net income (loss) per share	$0.70	$(0.15)	$0.70	$0.79	$0.83

(1)	Includes the impact of fully vested shares under our share-based compensation programs.
(2)

There were no dilutive shares for the three months ended June 30, 2020, as a result of our net loss for the period. The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income (loss) per share because they were anti-dilutive:

	2020			2019
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Shares of common stock equivalents	710	2,295	132	—	—

Radian Group Inc. and Subsidiaries Condensed Consolidated Balance Sheets Exhibit C

(In thousands, except per-share amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019

Assets:
Investments	$6,584,577	$6,431,350	$5,608,627	$5,658,747	$5,533,724
Cash	82,020	68,387	54,108	92,729	49,393
Restricted cash	4,424	16,279	7,817	3,545	2,853
Accounts and notes receivable	145,164	110,722	123,381	93,630	144,113
Goodwill and other acquired intangible assets, net	25,268	26,229	27,208	28,187	52,533
Prepaid reinsurance premium	295,062	330,476	356,104	363,856	374,339
Other assets	640,830	585,866	513,187	567,619	513,647
Total assets	$7,777,345	$7,569,309	$6,690,432	$6,808,313	$6,670,602

Liabilities and stockholders’ equity:
Unearned premiums	$501,787	$561,280	$605,045	$626,822	$647,856
Reserve for losses and loss adjustment expense	825,792	738,885	418,202	404,765	398,141
Senior notes	1,404,759	1,403,857	887,584	887,110	886,643
FHLB advances	141,058	175,122	173,760	134,875	104,492
Reinsurance funds withheld	318,773	312,350	302,551	291,829	352,532
Other liabilities	462,797	391,810	438,782	414,189	358,431
Total liabilities	3,654,966	3,583,304	2,825,924	2,759,590	2,748,095

Common stock	210	210	208	219	220
Treasury stock	(909,745)	(909,738)	(902,024)	(901,657)	(901,556)
Additional paid-in capital	2,238,869	2,232,949	2,231,670	2,449,884	2,469,097
Retained earnings	2,561,076	2,450,423	2,504,853	2,389,789	2,229,107
Accumulated other comprehensive income	231,969	212,161	29,801	110,488	125,639
Total stockholders’ equity	4,122,379	3,986,005	3,864,508	4,048,723	3,922,507
Total liabilities and stockholders’ equity	$7,777,345	$7,569,309	$6,690,432	$6,808,313	$6,670,602

Shares outstanding	191,556	191,492	190,387	201,164	202,219

Book value per share	$21.52	$20.82	$20.30	$20.13	$19.40

Debt to capital ratio (1)	25.4%	26.0%	18.7%	18.0%	18.4%
Risk to capital ratio-Radian Guaranty only	13.2:1	13.3:1	13.8:1	13.6:1	14.2:1

(1) Calculated as senior notes divided by senior notes and stockholders’ equity.

Radian Group Inc. and Subsidiaries Net Premiums Earned Exhibit D

	2020			2019
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4		Qtr 3

Premiums earned:
Direct - Mortgage:
Premiums earned, excluding revenue from cancellations	$259,889	$263,468	$274,647	$295,845	(1)	$274,595
Single Premium Policy cancellations	65,667	50,023	24,133	26,479		27,254
Total direct - Mortgage	325,556	313,491	298,780	322,324	(1)	301,849

Assumed - Mortgage: (2)	2,946	3,197	3,456	2,837		2,614

Ceded - Mortgage:
Premiums earned, excluding revenue from cancellations	(25,120)	(26,493)	(28,609)	(28,055)		(28,457)
Single Premium Policy cancellations (3)	(18,679)	(14,424)	(7,183)	(7,843)		(8,137)
Profit commission - other (4)	(1,347)	(28,175)	8,555	9,241		9,729
Total ceded premiums, net of profit commission - Mortgage (5)	(45,146)	(69,092)	(27,237)	(26,657)		(26,865)
Net premiums earned - Mortgage	283,356	247,596	274,999	298,504	(1)	277,598
Net premiums earned - Real Estate	3,115	1,699	2,416	2,982		3,587
Net premiums earned	$286,471	$249,295	$277,415	$301,486	(1)	$281,185

(1)	Includes a cumulative impact related to the recognition of deferred initial premiums on monthly policies.
(2)	Includes premiums earned from our participation in certain credit risk transfer programs.
(3)	Includes the impact of related profit commissions.
(4)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(5)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 1 of 3)

Summarized financial information concerning our reportable operating segments and all other activities as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss) and Real Estate adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage
	2020			2019
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4		Qtr 3
Net premiums written (1)	$259,278	$229,458	$260,974	$287,952	(2)	$270,567
(Increase) decrease in unearned premiums	24,078	18,138	14,025	10,552		7,031
Net premiums earned	283,356	247,596	274,999	298,504		277,598
Services revenue (3)	3,914	3,918	3,216	2,936		2,375
Net investment income (3)	32,054	34,708	36,198	37,818		37,032
Other income (3)	689	721	671	719		641
Total (3)	320,013	286,943	315,084	339,977		317,646

Provision for losses	87,753	304,021	35,246	34,411		29,053
Policy acquisition costs	10,166	6,015	7,413	6,783		6,435
Cost of services (3)	2,908	2,133	1,757	1,713		1,621
Other operating expenses before corporate allocations (3) (4)	21,327	18,705	23,733	32,604		30,773
Interest expense before corporate allocations (5)	1,983	3,064	680	688		682
Total (3) (6)	124,137	333,938	68,829	76,199		68,564
Adjusted pretax operating income (loss) before corporate allocations (3)	195,876	(46,995)	246,255	263,778		249,082
Allocation of corporate operating expenses	29,435	25,191	29,074	27,394		26,671
Allocation of corporate interest expense	20,605	16,135	11,514	11,472		12,810
Adjusted pretax operating income (loss) (3)	$145,836	$(88,321)	$205,667	$224,912		$209,601

	Real Estate
	2020			2019
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4		Qtr 3
Net premiums earned	$3,115	$1,699	$2,416	$2,982		$3,587
Services revenue (3) (6)	30,146	24,267	26,042	23,826		26,375
Net investment income	67	126	125	144		177
Total (3)	33,328	26,092	28,583	26,952		30,139

Provision for losses	370	426	743	238		211
Cost of services (3)	21,464	15,893	17,933	16,275		18,155
Other operating expenses before corporate allocations (3) (4)	13,617	11,251	10,938	11,972		11,404
Total (3)	35,451	27,570	29,614	28,485		29,770
Adjusted pretax operating income (loss) before corporate allocations (3) (7)	(2,123)	(1,478)	(1,031)	(1,533)		369
Allocation of corporate operating expenses (3)	3,818	3,339	3,836	2,987		2,910
Adjusted pretax operating income (loss) (3)	$(5,941)	$(4,817)	$(4,867)	$(4,520)		$(2,541)

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 2 of 3)

	All Other (3) (8)
	2020			2019
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Services revenue (6)	$—	$—	$2,861	$13,559	$14,027
Net investment income	5,634	6,389	4,621	3,470	5,547
Other income	224	104	151	99	238
Total	5,858	6,493	7,633	17,128	19,812

Cost of services	—	(35)	2,556	9,500	9,387
Other operating expenses	773	1,889	1,278	4,037	4,742
Total	773	1,854	3,834	13,537	14,129
Adjusted pretax operating income	$5,085	$4,639	$3,799	$3,591	$5,683
(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.
(2)	Includes a cumulative impact related to the recognition of deferred initial premiums on monthly policies.
(3)

Certain organizational changes implemented in the first quarter of 2020 caused the composition of our reportable segments to change. These changes to our reportable segments have been reflected in our segment operating results for all periods presented.

(4)	Does not include impairment of other long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(5)

Primarily relates to FHLB borrowings made by our mortgage insurance subsidiaries. Prior to March 31, 2020, this amount had been presented in allocation of corporate interest expense. All prior periods have been restated to reflect the current presentation.

(6)	Inter-segment information:

	2020				2019
	Qtr 3	Qtr 2		Qtr 1	Qtr 4	Qtr 3
Inter-segment revenue included in:
Mortgage	$—	$—		$83	$160	$35
Real Estate	117	110		109	88	111
All Other	1,500	2,500	(a)	—	42	122
Total inter-segment revenue	$1,617	$2,610		$192	$290	$268

Inter-segment expense included in:
Mortgage	$1,598	$2,591	(a)	$87	$79	$150
Real Estate	19	19		22	16	(1)
All Other	—	—		83	195	119
Total inter-segment expense	$1,617	$2,610		$192	$290	$268
	(a)	Primarily relates to interest on the $200.0 million 3% intercompany surplus note issued by Radian Guaranty to Radian Group.
(7)	Supplemental information for Real Estate adjusted EBITDA (see definition in Exhibit F):

	2020			2019
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted pretax operating income (loss) before corporate allocations	$(2,123)	$(1,478)	$(1,031)	$(1,533)	$369
Depreciation and amortization	683	776	666	553	560
Real Estate adjusted EBITDA	$(1,440)	$(702)	$(365)	$(980)	$929
(8)

All Other activities include income (losses) from assets held by our holding company, related general corporate operating expenses not attributable or allocated to our reportable segments and, for all periods through the first quarter of 2020, income and expenses related to Clayton prior to its sale on January 21, 2020.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 3 of 3)

Selected Mortgage Key Ratios
	2020			2019
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Loss ratio (1)	31.0%	122.8%	12.8%	11.5%	10.5%
Expense ratio (1)	21.5%	20.2%	21.9%	22.4%	23.0%

(1) Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. We do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends.

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) gains (losses) from the sale of lines of business and (ii) acquisition-related expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Real Estate segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Real Estate adjusted EBITDA by using adjusted pretax operating income (loss) as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Real Estate adjusted EBITDA margin is calculated by dividing Real Estate adjusted EBITDA by GAAP total revenue for the Real Estate segment. Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Real Estate segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income (loss), to Real Estate adjusted EBITDA.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, Real Estate adjusted EBITDA or Real Estate adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 1 of 3)
Reconciliation of Consolidated Pretax Income (Loss) to Adjusted Pretax Operating Income (Loss)

	2020			2019
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Consolidated pretax income (loss)	$161,205	$(42,224)	$181,293	$205,639	$217,673
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	17,652	47,276	(22,027)	4,257	13,009
Loss on extinguishment of debt	—	—	—	—	(5,940)
Impairment of goodwill	—	—	—	(4,828)	—
Amortization and impairment of other acquired intangible assets	(961)	(979)	(979)	(15,823)	(2,139)
Impairment of other long-lived assets and other non-operating items (1)	(466)	(22)	(300)	(1,950)	—
Total adjusted pretax operating income (loss) (2)	$144,980	$(88,499)	$204,599	$223,983	$212,743
(1)

The amounts for all the periods are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(2)	Total adjusted pretax operating income (loss) consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:

	2020			2019
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted pretax operating income (loss):
Mortgage segment	$145,836	$(88,321)	$205,667	$224,912	$209,601
Real Estate segment	(5,941)	(4,817)	(4,867)	(4,520)	(2,541)
All Other activities	5,085	4,639	3,799	3,591	5,683
Total adjusted pretax operating income (loss)	$144,980	$(88,499)	$204,599	$223,983	$212,743

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 3)

Reconciliation of Diluted Net Income (Loss) Per Share to Adjusted Diluted Net Operating Income (Loss) Per Share

	2020			2019
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Diluted net income (loss) per share	$0.70	$(0.15)	$0.70	$0.79	$0.83

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.09	0.24	(0.11)	0.02	0.06
Loss on extinguishment of debt	—	—	—	—	(0.03)
Impairment of goodwill	—	—	—	(0.02)	—
Amortization and impairment of other acquired intangible assets	—	(0.01)	—	(0.08)	(0.01)
Impairment of other long-lived assets and other non-operating items	—	—	—	(0.01)	—
Income tax (provision) benefit on reconciling income (expense) items (1)	(0.02)	(0.05)	0.02	0.02	—
Difference between statutory and effective tax rates	0.04	0.03	(0.01)	—	—
Per-share impact of reconciling income (expense) items	0.11	0.21	(0.10)	(0.07)	0.02
Adjusted diluted net operating income (loss) per share (1)	$0.59	$(0.36)	$0.80	$0.86	$0.81
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2020			2019
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Return on equity (1)	13.3%	(3.1)%	14.2%	16.2%	18.0%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	1.7	4.8	(2.2)	0.4	1.4
Loss on extinguishment of debt	—	—	—	—	(0.6)
Impairment of goodwill	—	—	—	(0.5)	—
Amortization and impairment of other acquired intangible assets	(0.1)	(0.1)	(0.1)	(1.6)	(0.2)
Impairment of other long-lived assets and other non-operating items	—	—	—	(0.2)	—
Income tax (provision) benefit on reconciling income (expense) items (3)	(0.3)	(1.0)	0.5	0.4	(0.1)
Difference between statutory and effective tax rates	0.7	0.3	(0.3)	(0.1)	0.1
Impact of reconciling income (expense) items	2.0	4.0	(2.1)	(1.6)	0.6
Adjusted net operating return on equity	11.3%	(7.1)%	16.3%	17.8%	17.4%
(1)	Calculated by dividing annualized net income (loss) by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 3 of 3)

Reconciliation of Net Income (Loss) to Real Estate Adjusted EBITDA

	2020			2019
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Net income (loss)	$135,103	$(29,951)	$140,461	$161,184	$173,438
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	17,652	47,276	(22,027)	4,257	13,009
Loss on extinguishment of debt	—	—	—	—	(5,940)
Impairment of goodwill	—	—	—	(4,828)	—
Amortization and impairment of other acquired intangible assets	(961)	(979)	(979)	(15,823)	(2,139)
Impairment of other long-lived assets and other non-operating items	(466)	(22)	(300)	(1,950)	—
Income tax (provision) benefit	(26,102)	12,273	(40,832)	(44,455)	(44,235)
Mortgage adjusted pretax operating income (loss)	145,836	(88,321)	205,667	224,912	209,601
All Other adjusted pretax operating income	5,085	4,639	3,799	3,591	5,683
Real Estate adjusted pretax operating income (loss)	(5,941)	(4,817)	(4,867)	(4,520)	(2,541)
Less reconciling income (expense) items:
Allocation of corporate operating expenses to Real Estate	(3,818)	(3,339)	(3,836)	(2,987)	(2,910)
Real Estate depreciation and amortization	(683)	(776)	(666)	(553)	(560)
Real Estate adjusted EBITDA	$(1,440)	$(702)	$(365)	$(980)	$929

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. “Real Estate adjusted EBITDA” and “Real Estate adjusted EBITDA margin” are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, Real Estate adjusted EBITDA or Real Estate adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - New Insurance Written Exhibit H

	2020			2019
($ in millions)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Total primary new insurance written	$33,320	$25,459	$16,706	$19,953	$22,037

Percentage of primary new insurance written by FICO score (1)
>=740	66.2%	67.3%	65.7%	66.3%	64.1%
680-739	30.7	30.1	31.1	30.5	31.5
620-679	3.1	2.6	3.2	3.2	4.4
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Borrower-paid	98.5%	97.8%	96.7%	97.4%	97.1%

Percentage by premium type
Direct monthly and other recurring premiums	90.0%	84.7%	81.1%	82.1%	85.0%
Borrower-paid (2) (3)	9.0	13.6	16.5	16.0	13.1
Lender-paid (2)	1.0	1.7	2.4	1.9	1.9
Direct single premiums	10.0	15.3	18.9	17.9	15.0
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Primary new insurance written for purchases	70.5%	56.4%	66.2%	67.5%	80.7%
Primary new insurance written for refinances	29.5%	43.6%	33.8%	32.5%	19.3%

Percentage by LTV
95.01% and above	9.7%	8.3%	9.9%	11.5%	16.8%
90.01% to 95.00%	39.6	36.4	37.6	35.8	37.4
85.01% to 90.00%	28.3	29.8	30.3	30.0	27.4
85.00% and below	22.4	25.5	22.2	22.7	18.4
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	For loans with multiple borrowers, the percentage of primary new insurance written by FICO score represents the lowest of the borrowers’ FICO scores.
(2)	Percentages exclude the impact of reinsurance.
(3)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force Exhibit I (page 1 of 2)

	September 30,	June 30,	March 31,	December 31,	September 30,
($ in millions)	2020	2020	2020	2019	2019
Primary insurance in force (1)
Prime	$241,166	$236,835	$236,958	$235,742	$232,086
Alt-A and A minus and below	4,301	4,471	4,628	4,816	5,072
Total Primary	$245,467	$241,306	$241,586	$240,558	$237,158

Primary risk in force (1) (2)
Prime	$59,972	$59,253	$59,827	$59,780	$59,217
Alt-A and A minus and below	1,017	1,058	1,096	1,141	1,203
Total Primary	$60,989	$60,311	$60,923	$60,921	$60,420

Percentage of primary risk in force
Direct monthly and other recurring premiums	76.8%	73.8%	72.6%	72.4%	72.0%
Direct single premiums	23.2%	26.2%	27.4%	27.6%	28.0%

Percentage of primary risk in force by FICO score (3)
>=740	57.6%	57.4%	57.2%	56.9%	56.2%
680-739	34.3	34.3	34.2	34.2	34.5
620-679	7.5	7.7	8.0	8.2	8.6
<=619	0.6	0.6	0.6	0.7	0.7
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	14.3%	14.2%	14.3%	14.2%	13.9%
90.01% to 95.00%	50.1	50.4	51.0	51.3	51.9
85.01% to 90.00%	27.9	28.1	27.9	27.9	27.9
85.00% and below	7.7	7.3	6.8	6.6	6.3
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2008 and prior	6.6%	7.2%	7.5%	7.8%	8.4%
2009 - 2012	2.3	2.8	3.0	3.3	3.5
2013	2.9	3.5	3.9	4.2	4.6
2014	3.0	3.6	4.0	4.3	4.8
2015	5.1	6.1	6.9	7.4	8.1
2016	8.9	10.6	11.7	12.5	13.5
2017	10.7	13.0	14.8	16.0	17.4
2018	11.7	14.0	16.4	17.9	19.7
2019	20.6	23.3	25.4	26.6	20.0
2020	28.2	15.9	6.4	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$3,747	$4,263	$1,001	$1,061	$1,012

Table continued on next page.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force Exhibit I (page 2 of 2)

Table continued from prior page.

	September 30,		June 30,	March 31,	December 31,	September 30,
	2020		2020	2020	2019	2019
Persistency Rate (12 months ended)	65.6	%(4)	70.2%	75.4%	78.2%	81.5%
Persistency Rate (quarterly, annualized) (5)	60.0	%(4)	63.8%	76.5%	75.0%	75.5%
(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent approximately 1.0% of our total risk in force for all periods presented.
(3)	For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores.
(4)

The Persistency Rate was reduced by an increase in cancellations of Single Premium Policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.

(5)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods, and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Claims and Reserves Exhibit J

	2020			2019
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Net claims paid: (1)
Total primary claims paid	$11,331	$22,144	$24,358	$24,267	$28,981
Total pool and other	(230)	639	(911)	559	901
Subtotal	11,101	22,783	23,447	24,826	29,882
Impact of commutations and settlements (2)	(267)	—	(56)	3,691	6,812
Total net claims paid	$10,834	$22,783	$23,391	$28,517	$36,694

Total average net primary claim paid (1) (3)	$46.4	$47.9	$50.3	$50.9	$47.0

Average direct primary claim paid (3) (4)	$47.8	$49.0	$51.4	$52.1	$48.1
(1)	Net of reinsurance recoveries.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans.
(3)	Calculated without giving effect to the impact of other commutations.
(4)	Before reinsurance recoveries.
($ in thousands, except per default amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019

Reserve for losses by category (1)
Mortgage reserves
Prime	$655,754	$573,463	$264,694	$248,727	$236,382
Alt-A and A minus and below	88,879	86,646	88,481	91,093	95,723
IBNR and other (2)	43,153	43,342	40,583	40,920	42,117
LAE	18,745	16,807	9,216	8,918	9,000
Total primary reserves	806,531	720,258	402,974	389,658	383,222
Total pool reserves	14,779	14,398	11,297	11,322	10,605
Total 1st lien reserves	821,310	734,656	414,271	400,980	393,827
Other	398	335	407	293	260
Total Mortgage reserves	821,708	734,991	414,678	401,273	394,087
Real Estate reserves	4,084	3,894	3,524	3,492	4,054
Total reserves	$825,792	$738,885	$418,202	$404,765	$398,141

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$12,168	$9,706	$18,320	$16,399	$16,900
(1)

Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in other assets in our condensed consolidated balance sheets.

(2)

For the quarter ended September 30, 2019 includes an increase of $11.8 million in the Company’s IBNR reserve estimate related to previously disclosed legal proceedings involving challenges from certain servicers regarding loss mitigation activities.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Default Statistics Exhibit K

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Default Statistics
Primary Insurance:
Prime
Number of insured loans	1,043,450	1,040,964	1,049,974	1,049,954	1,040,520
Number of loans in default	58,057	64,648	15,497	16,532	15,345
Percentage of loans in default	5.56%	6.21%	1.48%	1.57%	1.47%

Alt-A and A minus and below
Number of insured loans	27,310	28,357	29,375	30,439	32,163
Number of loans in default	4,680	5,094	4,284	4,734	4,839
Percentage of loans in default	17.14%	17.96%	14.58%	15.55%	15.05%

Total Primary
Number of insured loans	1,070,760	1,069,321	1,079,349	1,080,393	1,072,683
Number of loans in default	62,737	69,742	19,781	21,266	20,184
Percentage of loans in default	5.86%	6.52%	1.83%	1.97%	1.88%

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Reinsurance Programs Exhibit L

	2020			2019
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$2,119	$35,821	$6,687	$9,217	$8,408
% of premiums written	0.8%	13.0%	2.4%	3.0%	2.9%
Ceded premiums earned	$36,742	$60,652	$18,712	$19,428	$19,295
% of premiums earned	11.2%	19.2%	6.2%	6.1%	6.3%
Ceding commissions written	$(4,984)	$(5,304)	$8,413	$6,836	$6,778
Ceding commissions earned (2)	$17,038	$13,453	$9,966	$12,055	$12,153
Profit commission	$20,425	$(10,649)	$16,405	$17,792	$18,346
Ceded losses	$10,189	$39,635	$1,962	$1,533	$771

Excess-of-Loss Program
Ceded premiums written	$7,499	$7,525	$12,678	$6,834	$6,878
% of premiums written	2.8%	2.7%	4.5%	2.2%	2.4%
Ceded premiums earned	$8,290	$8,321	$8,405	$7,104	$7,452
% of premiums earned	2.5%	2.6%	2.8%	2.2%	2.4%

Ceded RIF (3)
QSR Program	$454,585	$532,743	$596,166	$644,512	$702,201
Single Premium QSR Program	7,358,932	8,173,756	8,580,047	8,582,067	8,538,363
Excess-of-Loss Program	1,170,200	1,170,200	1,230,000	850,800	974,800
Total Ceded RIF	$8,983,717	$9,876,699	$10,406,213	$10,077,379	$10,215,364

PMIERs impact - reduction in Minimum Required Assets (4)
QSR Program	$26,213	$30,837	$31,638	$35,382	$38,227
Single Premium QSR Program	469,625	517,028	501,668	511,695	513,832
Excess-of-Loss Program	783,842	970,294	1,066,464	738,386	834,072
Total PMIERs impact	$1,279,680	$1,518,159	$1,599,770	$1,285,463	$1,386,131
(1)	Net of profit commission, where applicable.
(2)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

	2020			2019
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Ceding commissions	$(12,337)	$(10,406)	$(7,967)	$(7,973)	$(8,160)
(3)	Included in primary RIF.
(4)	Excludes the impact of intercompany reinsurance.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of the COVID-19 pandemic. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID-19 pandemic, which has had wide-ranging and continually evolving effects. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the COVID-19 pandemic, which has significantly impacted the global economy, disrupted global supply chains, lowered certain equity market valuations, created periods of significant volatility and disruption in financial markets, required adjustments in the housing finance system and real estate markets and increased unemployment levels. In addition, the pandemic has resulted in travel restrictions, stay-at-home, quarantine and similar orders, which have resulted in the closures of many businesses and, for those permitted to open, numerous operating limitations such as social distancing and other extensive health and safety measures. As a result, the demand for certain of our products and services has been impacted, and this impact may continue for an unknown period and could expand in scope. We expect that the COVID-19 pandemic and measures taken to reduce its spread will pervasively impact our business and subject us to certain risks, including those discussed in “Item 1A. Risk Factors-The COVID-19 pandemic has adversely impacted our business, and its ultimate impact on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.” and the other risk factors in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission;
  further changes in economic and political conditions, including those resulting from the November 2020 elections and COVID-19, that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”), including potential future changes to the PMIERs, and other applicable requirements imposed by the Federal Housing Finance Agency (the "FHFA") and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  the proposed Enterprise Regulatory Capital Framework that would, among other items, establish significant capital requirements for the GSEs once finalized, which could impact the GSEs' operations and the size of the insurable mortgage insurance market, and which may form the basis for future versions of the PMIERs;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that require GSE and/or regulatory approvals and various licenses and complex compliance requirements;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future regulatory requirements, including the PMIERs and any changes thereto, such as the application of the recent and temporary amendment that applies a reduced capital charge nationwide for certain COVID-19-related nonperforming loans, and potential changes to the Mortgage Guaranty Insurance Model Act currently under consideration;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, which may include changes in the requirements to remain an approved insurer to the GSEs, the GSEs’ interpretation and application of the PMIERs, as well as changes impacting loans purchased by the GSEs, including changes to the GSEs’ business practices in response to the COVID-19 pandemic;
  changes in the current housing finance system in the United States, including the role of the Federal Housing Administration (the "FHA"), the GSEs and private mortgage insurers in this system;
  uncertainty from the expected discontinuance of LIBOR and transition to one or more alternative benchmarks that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through mortgage insurance-linked notes transactions;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance, which could result from the challenges many servicers are facing due to the impact of the COVID-19 pandemic;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA and U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, including GSE-sponsored alternatives to traditional mortgage insurance;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular, including the proposed changes to the "qualified mortgages" (QM) loan requirements which currently are being considered by the Consumer Financial Protection Bureau;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied, including the enactment of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and the adoption, interpretation or application of laws and regulations in response to COVID-19;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential settlements, payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and uncertainty such as we are currently experiencing due to the COVID-19 pandemic, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the reported status of defaults in our portfolio, including whether they are subject to forbearance, a repayment plan or a loan modification trial period under a loan modification in response to COVID-19, the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including our investment portfolio;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense-sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors:
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media:
Rashi Iyer - Phone 215.231.1167
email: rashi.iyer@radian.com